EXHIBIT 99.1

Date:	November 4, 2015
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, PA 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. RECEIVES REQUIRED APPROVALS TO ACQUIRE
EAGLE NATIONAL BANCORP, INC.

Stroudsburg, Pennsylvania, November 4, 2015 — ESSA Bancorp, Inc. (NASDAQ: ESSA) (the “Company”) announced today that all required regulatory approvals have been obtained to complete its acquisition of Eagle National Bancorp, Inc. (“ENB”) and its wholly owned subsidiary, Eagle National Bank.  ENB shareholders voted on September 24, 2015 to approve the acquisition.

The transaction is expected to close on or about December 4, 2015, subject to the satisfaction of customary closing conditions.

The Company is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.6 billion and has 26 community offices throughout the Greater Pocono, Lehigh Valley, and Scranton/Wilkes-Barre markets in Pennsylvania. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory, and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global MarketSM under the symbol “ESSA”.

Eagle National Bank operates five full-service banking facilities in Chester and Delaware counties spanning the western suburbs of Philadelphia. As of September 30, 2015, Eagle National Bank reported assets of $185.0 million, total loans of $127.5 million, and total deposits of $157.5 million.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act relating to the proposed merger. Forward-looking statements are typically identified by words such as "believe", "plan", "expect", "anticipate", "intend", "outlook", "estimate", "forecast", "will", "should", "project", "goal", and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. Among the factors that could cause actual results to differ materially from forward-looking statements contained in this press release are the ability to meet the closing conditions to the proposed merger on the expected terms and schedule and delay in closing the merger.  The Company undertakes no obligation to revise these forward-looking statements or to reflect changes in events or circumstances after the date of this press release.

Corporate Center:  200 Palmer Street  PO Box L  Stroudsburg, PA 18360-0160  570-421-0531   Fax: 570-421-7158